Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix announces quarterly dividend
LAKELAND, Fla., July 1, 2022 — Publix announced its board of directors declared a quarterly dividend of 9 cents per share on its common stock.
The dividend will be payable Aug. 1, 2022, either through direct deposit or mailed as a check to stockholders of record as of the close of business July 15, 2022.
To elect direct deposit of dividends, visit corporate.publix.com/stock and click Publix Stockholder Online at the bottom of the page. After registering for a confidential online account, log in and select Dividends > Payment Preferences to elect direct deposit.
Direct deposit elections also can be made by completing the online Direct Deposit Authorization for Publix Stock Dividends form at corporate.publix.com/stock > Stockholder Resources > Forms. Print and sign the form as indicated, and then send it with a voided check to Publix stockholder services.
Publix, the largest employee-owned company in the U.S. with more than 230,000 associates, currently operates 1,296 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 25 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###